Exhibit 99.1

July 28, 2010

Eagle Rock Energy Sets Record Date and Special Meeting Date for Vote on Amendment and Restatement of Long Term Incentive Plan

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that its board of directors has approved and adopted an amendment and restatement of the Partnership’s Long Term Incentive Plan, subject to unitholder approval.  A special meeting of its unitholders will be held on September 17, 2010 to vote on the approval (the “LTIP Proposal”) of the amendment and restatement of the Partnership’s Long Term Incentive Plan.  Unitholders of record as of the close of business on July 30, 2010 will be entitled to vote on the LTIP Proposal at the special meeting.

The special meeting will be held at 9:00 a.m. local time at the Partnership’s offices, located at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002.  It is anticipated that the mailing of the Proxy and Proxy Statement to unitholders of record as of July 30, 2010 will begin on or about August 10, 2010.

Approval of the LTIP Proposal requires an affirmative vote of a majority of the votes cast by unitholders at the special meeting.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Senior Financial Analyst

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including any statements related to the rights offering, are forward-looking statements and speak only as of the date on which such statement is made.  These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.  The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the SEC for the year ended December 31, 2009, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters, as well as any other public filings and press releases.